1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI BOARD APPROVES $14 MILLION IN CAPITAL IMPROVEMENTS TO STRENGTHEN DISTILLERY EFFICIENCIES AND EXPAND STARCH CAPCITY

         ATCHISON, Kan., March 4, 2004—The Board of Directors of MGP Ingredients, Inc. (MGPI/Nasdaq) today approved nearly $14 million in capital expenditures to strengthen operational efficiencies for the company’s distillery processes and to further increase production capabilities for certain of the company’s specialty wheat starches.

         According to Ladd Seaberg, president and chief executive officer, approximately $9 million of the approved capital will be used to install new equipment for processing distillers feed at the company’s Atchison, Kan., distillery. Approximately $3 million will go toward the installation of new alcohol distillation equipment at the company’s Pekin, Ill., plant and approximately $1.8 million toward expanding capacity for specialty starch products, principally MGPI’s FiberStar 70™, at the Pekin facility.

         “The distillery projects should give us the ability to realize improved efficiencies in this segment of our business, especially in regard to energy usage,” Seaberg said. “Furthermore,” he added, “the new distillers feed equipment in Atchison will include new, state-of-the-art emission control technology that will enable us to stay in step with government environmental standards.” Distillers feed is the principal by-product of the alcohol production process and represents the final leg in the company’s integrated manufacturing operations. Installation of the new feed processing equipment in Atchison is expected to be completed by mid 2005, while the distillery project in Pekin is scheduled for completion by spring, 2005.

         “The new starch expansion project will greatly boost our ability to address immense market interest in our FiberStar 70™ resistant wheat starch for use as a highly effective fiber enhancer in many food applications, including low-carbohydrate formulations,” Seaberg said. “Customer demand for this ingredient is unprecedented and beyond our existing production capabilities, thus prompting our decision to proceed with this new expansion,” he added. The starch project is expected to be completed by this summer and, combined with previously announced starch expansions that will be finished this spring, “should increase our FiberStar 70™ capacity by 75 percent over the current capacity level,” Seaberg noted.

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